Exhibit 99.1

Investors May Contact:

Keith R. Style

V.P.-Finance and Investor Relations

(212) 885-2530

investor@asburyauto.com

Reporters May Contact:

Stephanie Lowenthal

RF|Binder Partners

(212) 994-7619

Stephanie.Lowenthal@RFBinder.com

ASBURY AUTOMOTIVE AUTHORIZES TWO MILLION SHARE REPURCHASE PROGRAM

New York, NY, August 13, 2007 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and services companies in the U.S., today announced that its board of directors has authorized the repurchase of up to two million shares of the Company’s common stock, to be completed by the end of 2008. In March 2007, the Company repurchased 1.3 million shares of its common stock pursuant to a repurchase program authorized in February 2007.

Asbury expects that any share repurchases will be funded through available cash. As of June 30, 2007, the Company had approximately 32.6 million shares outstanding.

“The Board’s decision to authorize a new share repurchase program reflects its confidence in the Company’s future performance and our long-term cash flow generation,” said Charles R. Oglesby, Asbury’s President and CEO. “This new plan is consistent with our strategy of building shareholder value while maintaining the flexibility to continue investing in long-term growth opportunities.”

The Company will base future repurchase decisions on such factors as Asbury’s stock price, general economic and market conditions, the potential impact on its capital structure, and the expected return on competing uses of capital such as strategic dealership acquisitions and capital investments.

About Asbury Automotive Group

Asbury Automotive Group, Inc. (“Asbury”), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 88 retail auto stores, encompassing 115 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward- looking statements include statements relating to goals, plans, projections and guidance regarding the Company’s financial position, results of operations, market position, potential future acquisitions and business strategy. These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company’s relationships with vehicle manufacturers and other suppliers, risks associated with the Company’s indebtedness, risks related to potential future acquisitions, risks related to competition in the automotive retail and service industries, general economic conditions both nationally and locally, governmental regulations, legislation and the Company’s ability to execute certain operational strategies. There can be no guarantees that the Company’s plans for future operations will be successfully implemented or that they will prove to be commercially successful or that the Company will be able to continue paying dividends in the future at the current rate or at all. These and other risk factors are discussed in the Company’s annual report on Form 10-K/A and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.